Tapestry, Inc.
2018 Stock Incentive Plan
Restricted Stock Unit Award Grant Notice and Agreement

NAME

Tapestry, Inc. (the “Company”) is pleased to confirm that you have been granted a restricted stock unit award (this “Award”), effective as of GRANT DATE (the “Grant Date”), as provided in this agreement (the “Agreement”) pursuant to the Tapestry Inc. 2018 Stock Incentive Plan (as amended, restated or otherwise modified from time to time and in effect on the Grant Date, the “Plan”). Capitalized terms used but not defined in the Agreement shall have the meanings given to such terms in the Plan:
1.    Award. Subject to the restrictions, limitations and conditions as described below, the Company hereby awards to you as of the Grant Date:
# of RSUs restricted stock units (“RSUs”)
which are considered Restricted Stock Unit Awards under the Plan. Upon vesting, each RSU shall convert into one share of the Company’s common stock (collectively, the “Shares”), as provided in the Plan. The RSUs are not transferable by you by means of sale, assignment, exchange, pledge, or otherwise, and prior to vesting and while the restrictions are in effect, the Shares underlying the RSUs are not transferable by you by means of sale, assignment, exchange, pledge, or otherwise.
2.    Vesting. The RSUs are subject to the restrictions set forth in the Agreement and the Shares underlying the RSUs may not be sold or transferred by you until they have vested and have been distributed in accordance with Section 3 of the Agreement. Subject to Sections 4, 5 and 6 of the Agreement and your continuous employment by the Company or any of its Affiliates (collectively, the “Tapestry Companies”) from the Grant Date until each of the first, second, third and fourth anniversaries of the Grant Date (each, a “Vesting Date”), one-fourth (1/4th) of the RSUs will vest on each Vesting Date.
If your employment is terminated by the Tapestry Companies without Cause (as defined below) upon, or during the twelve (12)-month period immediately following, a Change in Control (a “Change in Control Termination”), then all unvested RSUs will become fully vested, effective immediately upon such termination.
3.    Distribution of this Award. As soon as practicable after the Vesting Date, but in no event later than sixty (60) days following the applicable Vesting Date, the Company will release the Shares underlying the RSUs that vested on such Vesting Date, subject to withholding for Tax-Related Items (as defined in Section 11 below), and will deliver to you (or, in the case of your death, your estate) the appropriate number of Shares underlying the RSUs; provided, that in the event that the Company is liquidated in bankruptcy, (1) the Company will not release Shares underlying the RSUs and (2) all payments made pursuant to this Award will be made in cash equal to the fair market value of Common Stock on the distribution date multiplied by the number of RSUs, subject to withholding for Tax-Related Items.

4.    Death, Total Disability or Retirement. If you cease active employment with the Tapestry Companies because of your death or Permanent and Total Disability (as defined below), all then unvested RSUs will vest as of the date of your death or the date you are determined to be Permanently and Totally Disabled, which date shall be the sole remaining Vesting Date for purposes of the Agreement. The Shares underlying the RSUs will be distributed to you (or, in the case of your death, your estate) in accordance with Section 3 of the Agreement. For purposes of the foregoing, “Permanent and Total Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

In the case of your Retirement (as defined below), and subject to (a) providing the Required Notice (as defined below) applicable to you and (b) complying with the Restrictive Covenants (as defined below) for the periods specified in Section 6(a) and Section 6(c), the RSUs will continue to vest in accordance with the schedule set forth in Section 2 and the Shares underlying the RSUs will be distributed to you on or after each remaining Vesting Date after your Retirement in accordance with Section 3. For purposes of the foregoing, “Retirement” shall mean your departure from employment with the Tapestry Companies other than for Cause (as defined below) if either: (1) you have attained age sixty-five (65) and five (5) years of service with the Tapestry Companies or (2) you have attained age fifty-five (55) and ten (10) years of service with the Tapestry Companies.
5.    Involuntary Termination, Voluntary Termination and Non-Severance Event Termination.
(a)    If your employment with the Tapestry Companies is terminated by the Tapestry Companies prior to the final Vesting Date and you are entitled to receive severance benefits under any written severance plan or policy of the Tapestry Companies or an employment agreement between you and the Tapestry Companies in connection with such termination (collectively, a “Severance Event Termination”), then, unless such agreement provides otherwise, you will receive pro-rata vesting based on the number of days you were employed during the period beginning on the Grant Date and ending on the date of your Severance Event Termination, excluding any RSUs that have already become vested on previous applicable Vesting Dates under this Agreement, and any RSUs that remain unvested after giving effect to the foregoing pro-rata vesting will be forfeited for no consideration as of the date of your Severance Event Termination. The Shares underlying the RSUs that become vested upon your Severance Event Termination will be distributed to you on or after the first Vesting Date set forth in Section 2 following such Severance Event Termination in accordance with Section 3 of the Agreement. Your receipt of pro-rata vesting with respect to a portion of the RSUs granted pursuant to this Award upon a Severance Event Termination will be subject to (i) your timely execution and non-revocation of a waiver and release agreement in the form prescribed by the Tapestry Companies and (ii) the terms and conditions set forth in (A) the Agreement, (B) any employment agreement between you and the Tapestry Companies (as applicable) and (C) any written severance plan or policy of the Tapestry Companies applicable to you and in effect as of the date of your Severance Event Termination.
(b)    If your employment terminates (i) for reasons other than your death, Permanent and Total Disability, Retirement (as described in Section 4) or a Change in Control Termination and (ii) such termination is not a Severance Event Termination (i.e., you voluntarily terminate your employment with the Tapestry Companies or your employment is terminated by the Tapestry Companies and you are not eligible for severance pay under the written severance plans or policies of the Tapestry Companies or an employment agreement between you and the Tapestry Companies), including, for the avoidance of doubt, if your employment with the Tapestry Companies is terminated due to poor performance, as determined in the sole discretion of the Committee), then the RSUs that have not yet vested as of the date your employment terminates will be forfeited for no consideration.

(c)    If your termination by the Tapestry Companies is for Cause (as defined below), then the RSUs shall be forfeited in their entirety for no consideration on the date your employment terminates. For purposes of the Agreement, “Cause” shall mean a determination by the Company that your employment should be terminated for any of the following reasons: (i) your violation of the Employee Guide or any other written policies or procedures of the Tapestry Companies, (ii) your indictment, conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude, (iii) your willful or grossly negligent breach of your duties, (iv) any act of fraud, embezzlement or other similar dishonest conduct, (v) any act or omission that the Company determines could have a material adverse effect on the Tapestry Companies, including without limitation, its reputation, business interests or financial condition, (vi) your failure to follow the lawful directives of the Chief Executive Officer or other employee of the Company to whom you report, or (vii) your breach of any written agreement between you and any of the Tapestry Companies, including your breach of any of the Restrictive Covenants (as defined below).

6.    Forfeiture.
(a)    Notwithstanding anything contained in the Agreement to the contrary, (i) if your employment with the Tapestry Companies is terminated for Cause (as defined above) (a “Termination for Cause”), (ii) if you elect to terminate your employment with the Tapestry Companies (including in the event of your Retirement) and you do not provide the Tapestry Companies with the Required Notice applicable to your level (“Termination without Notice”), or (iii) if you engage in any activity inimical, contrary or harmful to the interests of the Tapestry Companies during your employment with the Tapestry Companies or at any time during the period ending one (1) year after your employment with the Tapestry Companies terminates (other than due to Retirement, in which case the claw-back and forfeiture provisions set forth in Section 6(a) of the Agreement that apply in the event the Restrictive Covenants are violated shall remain in effect through the last Vesting Date), including but not limited to: (A) violating any of the Restrictive Covenants, (B) violating any business standards established by the Company, or (C) participating in any activity not approved by the Board of Directors which is reasonably likely to contribute to or result in a Change in Control (such activities to be collectively referred to as “Wrongful Conduct”), then (x) this Award, to the extent it remains restricted or has not been distributed, shall be forfeited automatically for no consideration on the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice, whichever is applicable, and (y) the Company shall have the right to claw-back, and you shall pay to the Company in cash or Shares, any Financial Gain (as defined below) you realize from the vesting of these RSUs within the twelve (12) month period (if your role is at the Corporate level of Vice President or higher) or six (6) month period (if your role is below the Corporate level of Vice President) immediately preceding the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice. For the two (2) year period commencing on a Change in Control, items (A) and (B) under Section 6(a)(iii) shall not constitute Wrongful Conduct.
Solely in the event of your Retirement, if you violate any of the Restrictive Covenants prior to the distribution of the Shares underlying the RSUs that vest on the last Vesting Date set forth in Section 2, (x) this Award, to the extent any portion of it remains restricted or has not been distributed, shall be forfeited automatically on the date on which you first violated the Restrictive Covenants, and (y) the Company shall have the right to claw-back, and you shall pay to the Company in cash or Shares any Financial Gain you realize from the vesting of these RSUs within the twelve (12) month period immediately preceding the date on which you violated the Restrictive Covenants or, if longer, the period commencing on your date of Retirement and ending on the date on which you violated the Restrictive Covenants.
(b)    For purposes of the Agreement, “Financial Gain” shall equal, on each Vesting Date during the twelve (12) month period (if your role is at the Corporate level of Vice President or higher) or six (6) month period (if your role is below the Corporate level of Vice President) immediately preceding such Wrongful Conduct or termination, the fair market value of the Common Stock on such Vesting Date, multiplied by the number of RSUs vesting on such Vesting Date (without reduction for any Shares of Common Stock sold, surrendered or attested to in payment of Tax-Related Items); and “Required Notice” means advance written notice of your intent to terminate your employment with the Tapestry Companies, delivered not less than (A) the advance written notice period required in your individual employment letter if you are then a member of the Tapestry Executive Committee, which shall not be less than three (3) months, (B) six (6) weeks before your last day of employment if you are then a Senior Vice President, or (C) four (4) weeks before your last day of employment if you are then a Vice President (there is no Required Notice applicable if you are below the level of Vice President).
(c)    For purposes of the Agreement, “Restrictive Covenants” shall mean your agreement not to (i) compete directly or indirectly (either as owner, employee or agent of a Competitive Business (as defined below)) with any of the businesses of the Tapestry Companies, (ii) make, directly or indirectly, a five percent (5%) or more investment in a Competitive Business, or any new luxury accessories business that competes directly with the existing or planned product lines of the Tapestry Companies, (iii) solicit any present or future employees or customers of the Tapestry Companies to terminate or reduce such employment or business relationship(s) with the Tapestry Companies, in the case of each of (i), (ii) and (iii), at any time during your employment with the Tapestry Companies or at any time during the period ending one (1) year after your employment with the Tapestry Companies terminates (other than due to Retirement, in which case the claw-back and forfeiture provisions set forth in Section 6(a) of the Agreement that apply in the event the Restrictive Covenants are violated shall remain in effect through the last Vesting Date), or (iv) disclose or misuse any confidential information regarding the Tapestry Companies at any time. You acknowledge and agree that the Company is granting you this Award in consideration of your agreement to be bound by the Restrictive Covenants, and you acknowledge and agree that this Award is good and valuable consideration for the Restrictive Covenants. Accordingly, if you breach any of the Restrictive Covenants, in addition to the forfeiture and claw-back consequences described in Section 6(a), the Company shall be entitled to recover any damages incurred as a result of such breach. You further acknowledge and agree that the Tapestry Companies would be irreparably harmed by any breach of the Restrictive Covenants and that money damages would be an inadequate remedy for any such breach and, accordingly, in the event of your breach or threatened breach of any of the Restrictive Covenants, the Company may, in addition to any money damages or other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the Restrictive Covenants. For the avoidance of doubt, the remedies in law and in equity for any breach of the Restrictive Covenants set forth in this Section 6(c) are in addition to, and cumulative of, the claw-back and forfeiture provisions set forth in Section

6(a). Notwithstanding anything herein to the contrary, nothing herein is intended to limit any restrictive covenant provision contained in any other agreement between you and the Tapestry Companies that may permit any of the Tapestry Companies to seek injunctive relief, money damages or any other rights or remedies at law or in equity in the event of a breach of threatened breach of any restrictive covenant provision contained in any other agreement.
(d)    For purposes of the Agreement, “Competitive Business” shall mean any entity (including its subsidiaries, parent entities and other affiliates) that, as of the relevant date, the Committee has designated in its sole discretion as an entity that competes with any of the businesses of the Tapestry Companies; provided, that (i) the list of Competitive Businesses shall not exceed the total number of entities shown below for the region in which your employment is based, (ii) such entities are the same entities used for any list of competitive entities for any other arrangement with an executive of the Company, and (iii) you will only be restricted from those entities on the list as of the date of the termination of your employment with the Tapestry Companies. A current list of Competitive Businesses, including any changes made to the list by the Committee, shall be maintained on the Company intranet. Each entity included in the list of entities designated as Competitive Businesses at any given time shall include any and all subsidiaries, parent entities and other affiliates of such entity.
The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of the Agreement for Company Employees employed by the Company’s North American entities or Global Operations division (regardless of the employee’s geographic place of work or residence) excluding those described in the paragraph below: Adidas AG; Burberry Group PLC; Cole Haan LLC; Fast Retailing Co., Ltd.; Compagnie Financiere Richemont SA; Fung Group; G-III Apparel Group, Ltd.; The Gap, Inc.; Kering; L Brands, Inc.; LVMH Moet Hennessy Louis Vuitton SA; Michael Kors Holdings Limited; Prada, S.p.A; Proenza Schouler; PVH Corp.; Rag & Bone; Ralph Lauren Corporation; Tory Burch LLC; Tumi Holdings, Inc.; and V.F. Corporation.
The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of the Agreement for Company employees employed by the retail businesses operated by the Company (either directly or in a joint venture) outside of North America (regardless of the employee’s geographic place of work or residence): Adidas AG; Burberry Group PLC; Chanel S.A.; Club 21 Pte Ltd; Cole Haan LLC; Compagnie Financiere Richemont SA; Fast Retailing Co., Ltd; Furla S.p.A.; The Gap, Inc.; H&M Hennes & Mauritz AB (H&M); Hermes International SA; Industria de Diseno Textil, S.A; Kering; LVMH Moet Hennessy Louis Vuitton SA; Michael Kors Holdings Limited; Prada, S.p.A; PVH Corp.; Ralph Lauren Corporation; Salvatore Ferragamo S.p.A; Tod’s S.p.A.; and Tory Burch LLC.
By accepting these RSUs, you consent to and authorize the Tapestry Companies to deduct from any amounts payable by the Tapestry Companies to you any amounts you owe to the Company under this section. This right of set-off is in addition to any other remedies the Company may have against you for your breach of the Agreement. Your obligations under this Section shall be cumulative (but not duplicative) of any similar obligations you have under the Agreement or pursuant to any other agreement with the Tapestry Companies.

7.    Award Not Transferable. This Award will not be assignable or transferable by you, other than by will or by the laws of descent and distribution or, with the consent of the Administrator, a DRO.
8.    Transferability of Award Shares. Subject to Sections 2 and 3 of the Agreement, the Shares you will receive under this Award generally are freely tradable in the United States. However, you may not offer, sell or otherwise dispose of any Shares in a way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (b) violate or cause the Company to violate the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The Company reserves the right to place restrictions required by law on Common Stock received by you pursuant to this Award.
9.    Conformity with the Plan. This Award is intended to conform in all respects with, and is subject to applicable provisions of, the Plan. Inconsistencies between the Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of the Agreement, you agree to be bound by all of the terms and conditions of the Agreement and the Plan.
10.    Nature of Grant. In accepting the RSUs, you acknowledge and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.

(b)    this Award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs, even if RSUs have been awarded in the past;

(c)    all decisions with respect to future awards, if any, shall be at the sole discretion of the Company;

(d)    your participation in the Plan is voluntary;

(e)    this Award of RSUs and the Shares subject to the RSUs are extraordinary items that (i) do not constitute compensation of any kind for services of any kind rendered to the Company, any Affiliate or to your actual employer (the “Employer”), and (ii) are outside the scope of your employment or service contract, if any;

(f)    the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;

(g)    this Award of RSUs and the Shares subject to the RSUs, and the income and value of same are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Tapestry Companies, including the Employer;

(h)    this Award of RSUs and your participation in the Plan shall not create a right to employment or continued employment with any of the Tapestry Companies or be interpreted as forming an employment or service contract with any of the Tapestry Companies, and shall not interfere with the ability of the Tapestry Companies to terminate your employment or service relationship (if any) at any time with or without cause;

(i)    the future value of the underlying the Shares is unknown and cannot be predicted with certainty;

(j)    the Shares acquired upon vesting/settlement of the RSUs may increase or decrease in value;

(k)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of your employment by the Company or the Employer or continuous service (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any), and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Tapestry Companies, including the Employer, waive your ability, if any, to bring any such claim, and release the Tapestry Companies, including the Employer, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(l)    for purposes of this Award, unless your termination is a Severance Event Termination, regardless of the reason of your termination (and whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any), your employment or service relationship will be considered terminated effective as of the date you are no longer actively employed or providing services and will not be extended by any notice period mandated under local law (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period pursuant to local law). The Administrator shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your RSUs (including whether you may still be considered to be providing services while on a leave of absence);

(m)    the RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;

(n)    the Tapestry Companies, including the Employer, shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon vesting/settlement;

(o)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares; and

(p)    you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

11.	Tax Obligations.

(a)     Regardless of any action taken by the Company or the Employer, you acknowledge and agree that the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, capital gains tax, payment on account or other tax-related items related to this Award and your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your sole responsibility and may exceed the amount, if any, withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the conversion of the RSUs into Shares or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired under this Award and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    Unless you determine (or are required) to satisfy the Tax-Related Items by some other means in accordance with the next following paragraph, or the Company provides for an alternative means for you to satisfy the Tax-Related Items , if permissible under applicable law, your acceptance of these RSUs constitutes your instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to withhold cash or Shares the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any company withholding obligation for applicable Tax-Related Items.

(c)    The Company will not issue any Shares to you until you satisfy the Tax-Related Items. In the event that withholding Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of the RSU, you authorize and direct the Company and any brokerage firm determined acceptable to the Company to sell on your behalf a whole number of Shares from those Shares issued to you as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable withholding obligations for Tax-Related Items or to satisfy such obligations by withholding from your salary or other cash compensation paid to you by the Company and/or the Employer. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum rates. If the maximum rate is used, any over-withheld amount may be refunded to you in cash by the Company or the Employer (with no entitlement to the Share equivalent) or, if not refunded, you may seek a refund from the local tax authorities. If any withholding obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you shall be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

(d)    You agree to pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.
12. Data Privacy. Where required by applicable law, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data (as defined below) by and among, as necessary and applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social security or insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the RSUs or any other restricted stock units or other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to Fidelity Stock Plan Services or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You authorize the Company, Fidelity Stock Plan Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for sole the purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon vesting of the RSUs.
You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You understand that Data shall be held as long as is reasonably necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing such consent may affect your ability to participate in the Plan. In addition, you understand that the Company and its Affiliates have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding your withdrawal of such consent.

For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, you understand that the Company may rely on a different legal basis for the collection, processing and/or transfer of Data either now or in the future and/or request you provide another data privacy consent. If applicable and upon request of the Company or the Employer, you agree to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements or consents) to the Company and/or the Employer that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in your country, either now or in the future. You understand that you may be unable to participate in the Plan if you fail to execute any such acknowledgment, agreement or consent requested by the Company and/or the Employer.

13.    Miscellaneous.
(a)    Amendment or Modifications. The grant of this Award is documented by the minutes of the Committee or by documents produced by the Company as authorized by such minutes, which records are the final determinant of the number of Shares granted and the conditions of this grant. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under the Agreement without your consent. Except as in accordance with the two immediately preceding sentences or Section 15 of the Agreement, the Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.
(b)    Governing Law. Notwithstanding anything herein to the contrary, all matters arising under the Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of New York, without regard to the provisions of conflict of laws thereof.
(c)    Binding Arbitration. With the exception of any application by the Tapestry Companies for declaratory and/or injunctive relief based on a violation or threatened violation of Section 6, which may be brought in state or federal court in New York County, New York, all disputes, claims, controversies or causes of action between you and any of the Tapestry Companies or any of their employees and other service providers arising out of or related to the Agreement shall be determined exclusively by final, binding and confidential arbitration in accordance with this Section 13(c).   The arbitration shall be conducted before a single arbitrator in New York, New York (applying New York law) in accordance with the JAMS Employment Arbitration Rules & Procedures then in effect (a copy of such rules is available at https://www.jamsadr.com/rules-employment-arbitration/) and in the JAMS arbitral forum.  You and the Tapestry Companies shall be entitled to engage in discovery in the form of requests for documents, interrogatories, requests for admissions, physical and/or mental examinations and depositions, in accordance with and subject to the provisions of the Federal Rules of Civil Procedure.  Any disputes concerning discovery shall be resolved by the arbitrator.  The decision of the arbitrator appointed to hear the case will be final and binding on you and the Tapestry Companies.  The arbitrator’s award may be entered as a judgment in any court of competent jurisdiction in New York County, New York.  The party requesting the arbitration shall be responsible for paying any associated filing or administrative fees.  All other arbitration costs shall be shared equally by you and the Tapestry Companies; provided, however, the legal fees of the party that substantially prevails in the arbitration proceeding shall be paid by the non-prevailing party.  Such legal fees shall be paid no later than sixty (60) days following the issuance of the arbitrator’s decision.  With the exception of the foregoing clause, each party shall be responsible for the costs and fees of its counsel or other representative.
(d)    Successors and Assigns. Except as otherwise provided herein, the Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.
(e)    Severability. Whenever feasible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.
(f)    Forfeiture if Not Accepted. The Company’s grant to you of these RSUs is conditioned upon your acceptance of the terms of the Agreement. If you do not accept the Agreement (by returning a signed copy of the Agreement to the Tapestry Human Resources Department or by electronically accepting it online, as applicable) prior to the first anniversary of the Grant Date, then the Company shall have the right to terminate the Agreement and cancel the RSUs without further notice to you.
(g)    Language. If you have received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(h)    Electronic Delivery and Acceptance. Unless the Company determines otherwise in its sole discretion, the Company will deliver any documents related to your participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(i)    Dividend Equivalents. Section 9.8 of the Plan shall apply to this Award with respect to Dividend Equivalents. Any cash dividend paid on Shares shall not be deemed to be reinvested in Shares and will be held uninvested and without interest in a dividend book entry account and paid in cash if and when the RSUs vest under the Agreement.

(j)    Rights as a Stockholder. You will have no right as a stockholder with respect to any RSUs or the Shares underlying the RSUs until and unless ownership of such Shares underlying the RSUs has been transferred to you in accordance with the Agreement and the Plan.

14.    Annexes. Notwithstanding any provisions in the Agreement, the RSU grant shall be subject to any special terms and conditions as set forth in any annex to the Agreement. Moreover, if you relocate to one of the countries included Annex A, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Annex constitutes part of the Agreement.
15.    Imposition of Other Requirements: The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. By accepting this Award, you agree to sign any additional documents or undertakings that the Company may require.
16.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws based on the exchange (if any) on which Shares are listed, and in applicable jurisdictions, including but not limited to the United States, your country and the designated broker’s country, which may affect your ability to accept, acquire, sell, or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Further, you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restriction that may be imposed under any applicable Company securities trading policy. You acknowledge you are responsible for complying with any applicable restrictions and are encouraged to speak to your personal legal advisor for further details regarding any applicable insider trading and/or market abuse laws in your country.

17.     Foreign Asset/Account Reporting Requirements and Exchange Controls. Your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares, sale proceeds resulting from the sale of Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.
18.     Code Section 409A.
(a)    In General. The parties acknowledge and agree that, to the extent applicable, the Agreement shall be interpreted in accordance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or guidance that may be issued after the date hereof (“Section 409A”). Notwithstanding any provision of the Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify you for failure to do so) such limited amendments to the Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the amounts payable hereunder from Section 409A and/or preserve the intended tax treatment of the amounts payable hereunder or (ii) comply with the requirements of Section 409A. To the extent that any payment under the Agreement would be considered an impermissible acceleration of payment that would result in a violation of Section 409A, the Company shall delay making such payment until the earliest date on which such payment may be made without violating Section 409A. Your right to receive any installment payment under the Agreement shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from you or any other individual to any of the Tapestry Companies or any of their employees or agents pursuant to the terms of the Agreement or otherwise.
(b)    Specified Employee Separation from Service. Notwithstanding anything to the contrary in the Agreement, if you are determined to be a “specified employee” within the meaning of Section 409A as of the date of your “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation), and if any payments or entitlements provided for in the Agreement constitute a “deferral of compensation” within the meaning of Section 409A and therefore cannot be paid or provided in the manner provided herein without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which would have been payable during the first six months following your “separation from service” shall instead be paid or provided to you in a lump sum payment on the first business day immediately following the six-month anniversary of your “separation from service” (or, if earlier, the date of your death).
19.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by you or any other Holder.

In witness whereof, the parties hereto have executed and delivered the Agreement.
TAPESTRY, INC.
Sarah Dunn
Global Human Resources Officer

Date: Grant Date

I acknowledge that I have read and understand the terms and conditions of the Agreement and of the Plan and I agree to be bound thereto.
AWARD RECIPIENT:
______________________________________
NAME
Date: __________________________________

ANNEX A

SPECIAL PROVISIONS FOR AWARD RECIPIENTS OUTSIDE THE UNITED STATES

This Annex A includes additional terms and conditions that govern your Award if you reside and/or work outside the United States. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement or the Plan.

Part I of this Annex A includes special terms and conditions that govern your Award if you reside and/or work outside of the United States.

Part II of this Annex A includes special terms and conditions that govern your Award if you reside and/or work in the specific countries listed therein.

This Annex A may also include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws concerning RSUs, as applicable, in effect as of August 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan as the information may be out of date at the time you vest in your RSUs or sell your Shares acquired under the Plan.

In addition, the information in this Annex A is general in nature, does not discuss all of the various laws, rules and regulations which may apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country apply to your specific situation.

Finally, if you are a citizen or resident of a country other than the one in which you currently are residing and/or working, transfer employment and/or residency after the RSUs are granted to you, or are considered a resident of another country for local law purposes, the terms and conditions contained herein for the country you are residing and/or working in at the time of grant may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you. Similarly, the information contained herein may no longer be applicable in the same manner.

PART I

SPECIAL PROVISIONS APPLICABLE TO ALL AWARD RECIPIENTS
OUTSIDE THE UNITED STATES

A1.    Retirement. The following provision supplements Section 4 of the Agreement:

Notwithstanding anything to the contrary in this Section 4 of the Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable treatment that applies to the RSUs or in the event of your Retirement being deemed unlawful and/or discriminatory, the provisions of Section 4 of the Agreement regarding the treatment of the RSUs in the event of your Retirement shall not be applicable to you.

A2.    Data Privacy. The following provision replaces Section 12 of the Agreement if you are in the European Union or European Economic Area:

12.    Data Privacy Notice.

a)
Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes, uses and transfers certain personal data about you for the purpose of administering your participation in the Plan. Specifics of the data processing are described below.

b)
Controller, EU Representative and DPO. The Company is the controller responsible for the processing of your personal data in connection with the Plan. The Company’s representative in the European Union is your employing company, being the entity with which you have an employment contract. You can reach the data protection officer (DPO) of the Company at dpo@tapestry.com.

c)
Personal Data Subject to Processing. The Company collects, processes and uses the following types of personal data about you: your name, home address and telephone number, email address, date of birth, social insurance, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, settled, vested, unvested or outstanding in your favor , which the Company receives from you or your employer (“Personal Data”).

d)
Purposes and Legal Bases of Processing. The Company processes the Personal Data for the purpose of performing its contractual obligations under this Agreement, granting RSUs, implementing, administering and managing your participation in the Plan and facilitating compliance with applicable tax and securities law. The legal basis for the processing of the Personal Data by the Company and the third party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under this Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards.

e)
Stock Plan Administration Service Providers. The Company transfers Personal Data to Fidelity Stock Plan Services and its affiliated companies (collectively, “Fidelity”) who is an independent stock plan administrator with operations, relevant to the Company, in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and may share Personal Data with such service providers. As separate data controllers, the Company’s stock plan administrators will open an account for you to receive and trade Shares. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of your ability to participate in the Plan. Your Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating your participation in the Plan. You understand that you may request a list with the names and addresses of any potential recipients of Personal Data by contacting your local human resources representative.

f)
International Data Transfers. The Company and its service providers, including, without limitation, Fidelity, operate, relevant to the Company, in the United States, which means that it will be necessary for Personal Data to be transferred to, and processed in, the United States. You understand and acknowledge that the United States is not subject to an unlimited adequacy finding by the European Commission and that your Personal Data may not have an equivalent level of protection as compared to your country of residence. To provide appropriate safeguards for the protection of your Personal Data, the Personal Data is transferred to the Company based on data transfer and processing agreements implementing the EU Standard Contractual Clauses. You may request a copy of the safeguards used to protect your Personal Data by contacting the Company at: privacy@tapestry.com.

g)
Data Retention. The Company will use the Personal Data only as long as necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs the Personal Data, the Company will remove it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

h)
Data Subject Rights. To the extent provided by law, you have the right to (i) inquire whether and what kind of Personal Data the Company holds about you and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, or (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing or processed in non-compliance with applicable legal requirements. In addition, you have, to the extent provided by law, the right to (iv) request the Company to restrict the processing of Personal Data in certain situations where you feel its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Personal Data that you have actively or passively provided to the Company, where the processing of such Personal Data is based on consent or a contractual agreement with you and is carried out by automated means. In case of concerns, you also have the right to (vii) lodge a complaint with the competent local data protection authority. To receive additional information regarding your rights, raise any other questions regarding the practices described in this Agreement or to exercise your rights, you should contact the Company at: privacy@tapestry.com.

i)	Contractual Requirement. Your provision of Personal Data and its processing as described above is a contractual requirement and a condition to your ability to participate in the Plan. You understand that, as a consequence of your refusing to provide Personal Data, the Company may not be able to allow you to participate in the Plan, grant RSUs to you or administer or maintain such RSUs. However, your participation in the Plan and your acceptance of this Agreement are purely voluntary. While you will not receive RSUs if you decide against participating in the Plan or providing Personal Data as described above, your career and salary will not be affected in any way. For more information on the consequences of the refusal to provide Personal Data, you may contact the Company at: privacy@tapestry.com.

PART II

COUNTRY SPECIFIC PROVISIONS

AUSTRALIA

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to RSUs granted under the Plan, such that the RSUs are intended to be subject to deferred taxation.
Australian Offer Document. The offer of RSUs is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of the RSUs to Australian-resident employees, which will be provided to you with the Agreement.
CAMBODIA

Exchange Control Information. You may be required to execute any foreign exchange transactions in connection with participation in the Plan (e.g., transfers of proceeds from the sale of Shares into Cambodia) through an authorized intermediary, such as a bank licensed to operate in Cambodia by the National Bank of Cambodia. You should consult your personal legal advisor to ensure compliance with the applicable requirements.

CANADA

RSUs Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of RSUs does not provide any right for you to receive a cash payment, and the RSUs are payable in Shares only.

Nature of Grant. The following provision replaces Section 10(l) of the Agreement:

For purposes of this Award, unless your termination is a Severance Event Termination, regardless of the reason of your termination (and whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any), your employment or service relationship will be considered terminated effective as of the earlier of (i) the date your employment is terminated, (ii) the date on which you receive notice of termination, or (iii) the date on which you are no longer actively employed or providing services regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law). The Administrator shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your RSUs (including whether you may still be considered to be providing services while on a leave of absence).

Securities Law Information. You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

Foreign Asset/Account Reporting Information. You must report annually on Form T1135 (Foreign Income Verification Statement) the foreign specified property (including RSUs and Shares acquired under the Plan) you hold, if the total value of such foreign specified property exceeds C$100,000 at any time during the year. Unvested RSUs also must be reported (generally at nil cost) on Form 1135 if the C$100,000 threshold is exceeded due to other foreign specified property you hold. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the fair market value of the Shares at vesting, but if you own other shares of common stock, this ACB may have to be averaged with the ACB of the other shares. The Form T1135 must be filed at the same time you file your annual tax return. You should consult your personal legal advisor to ensure compliance with applicable reporting obligations.

The following provisions will apply if you are a resident of Quebec:

Data Privacy. This provision supplements Section 12 of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, any Affiliates and the Administrator to disclose and discuss the Plan with their advisors. You further authorize your Employer to record such information and to keep such information in your employee file.

Consent to Receive Information in English. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé que cette convention («Agreement») soit rédigée en anglais, ainsi que tous les documents, avis et procédures judiciaires, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente.

CHINA

The following provisions apply if you are subject to the exchange control regulations in China, as determined by the Company in its sole discretion:

Exchange Control Requirements. By accepting the RSUs, you understand and agree that pursuant to local exchange control requirements, any Shares you acquire upon vesting of the RSUs must be held in an account with the Company’s designated broker and may not be transferred from such account. You further understand that you are permitted to sell Shares acquired under the Plan only through the Company’s designated broker.

You further understand and agree that, due to exchange control laws in China, you must immediately repatriate the proceeds from the sale of Shares and any cash dividends paid on such Shares to China. You understand that such repatriation of the proceeds will need to be effected through a special exchange control account established by the Company or an Affiliate, and you hereby consent and agree that the proceeds from the sale of Shares or the receipt of any cash dividends may be transferred to such special account prior to being delivered to you. The Company may deliver the proceeds to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to you and due to fluctuations in the Common Stock trading price and/or the U.S. dollar/PRC exchange rate between the sale/payment date and (if later) when the proceeds can be converted into local currency, the proceeds that you receive may be more or less than the market value of the Common Stock on the sale/payment date. You agree to bear any currency fluctuation risk between the time the Shares are sold or dividends are paid and the time the proceeds are distributed to you. The Company is under no obligation to secure any particular exchange conversion rate. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Sale of Shares. This provision supplements Section 3 of the Agreement:

You agree that, at the Company’s discretion and instruction, any or all of the Shares issued upon vesting/settlement of the RSUs may be sold at any time (including immediately upon vesting or upon termination of your employment, as described below). Your acceptance of the RSUs constitutes your authorization for the Company to instruct its designated broker to assist with the sale of such Shares (on your behalf pursuant to this authorization without further consent) and you expressly authorize the Company’s designated broker to complete the sale of such Shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay you the cash proceeds from the sale of the Shares, less brokerage fees and subject to any obligation to satisfy Tax-Related Items.

Treatment of Shares and RSUs Upon Termination of Employment. Due to exchange control regulations in China, you understand and agree that any Shares acquired under the Plan and held by you in your brokerage account must be sold within six months following your termination of employment, or within such other period as determined by the Company or required by the China State Administration of Foreign Exchange (“SAFE”) (the “Mandatory Sale Date”). This includes any Shares that vest upon your termination of employment. You understand that any Shares held by you that have not been sold by the Mandatory Sale Date will automatically be sold by the Company’s designated broker at the Company’s direction (on your behalf pursuant to this authorization without further consent), as described under "Sale of Shares" above.

If all or a portion of your RSUs become vested upon your termination of employment or at some time following your termination of employment, that portion will vest and become distributable immediately upon termination of your employment. Any Shares distributed to you according to this paragraph must be sold by the Mandatory Sale Date or will be sold by the Company’s designated broker at the Company’s direction (on your behalf pursuant to this authorization without further consent), as described under "Sale of Shares" above. You will not continue to vest in RSUs or be entitled to any portion of RSUs after your termination of employment.

FRANCE

Non-Qualified Award. The RSUs are not granted as a “French-qualified” Award and are not intended to qualify for the special tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197 to L. 225-197-6 of the French Commercial Code, as amended.

Consent to Receive Information in English. By accepting this Award, you confirm having read and understood the Plan and the Agreement which were provided in the English language. You accept the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant l’attribution, vous confirmez avoir lu et compris le Plan et ce Contrat, qui ont été communiqués en langue anglaise. Vous acceptez les termes de ces documents en connaissance de cause.

Foreign Asset/Account Reporting Information. If you are a French resident, you will be required to report all foreign accounts (whether open or closed) to the French tax authorities when filing your annual tax return. You should consult with your personal advisor to ensure proper compliance with applicable reporting requirements in France.

GERMANY

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of Shares or the receipt of dividends), the report must be made by the 5th day of the month following the month in which the payment was received. The report must be filed electronically and the form of report ("Allgemeine Meldeportal Statistik") can be accessed via the Bundesbank's website (www.bundesbank.de), in both German and English. You are responsible for making this report.

HONG KONG

RSUs Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of RSUs does not provide any right for you to receive a cash payment, and the RSUs are payable in Shares only.

Sale of Shares. In the event the RSUs vest within six months of the Grant Date, you agree that you will not dispose of the Shares acquired prior to the six-month anniversary of the Grant Date.

Securities Law Notification. WARNING: The RSUs and the Shares issued at settlement do not constitute a public offering of securities under Hong Kong law and are available only to certain Eligible Individuals. The Agreement, the Plan and other incidental communication materials distributed in connection with the RSUs, have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of each Holder and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement or the Plan, you should obtain independent professional advice.

INDIA

Exchange Control Information. You understand that you must repatriate any cash dividends paid on Shares acquired under the Plan or proceeds from the sale of Shares to India and convert the proceeds into local currency within a reasonable amount of time (i.e., within 180 days of receipt of cash dividends and within 90 days of receipt of sale proceeds). You will receive a foreign inward remittance certificate ("FIRC") from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of fund in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Information. You are required to declare foreign bank accounts and any foreign financial assets (including Shares held outside India) in your annual tax return. You are responsible for complying with this reporting obligation and you should consult your personal tax advisor in this regard as significant penalties may apply in the case of non-compliance with foreign asset/account reporting requirements and because such requirements may change.

INDONESIA

Exchange Control Information. If you remit funds into Indonesia, the Indonesian bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description must be included in the report. Although the bank through which the transaction is made is required to make the report, you must complete a "Transfer Report Form." The Transfer Report Form will be provided to you by the bank through which the transaction is to be made.

ITALY

Plan Document Acknowledgment. In accepting this Award, you acknowledge that you have received a copy of the Plan and the Agreement and reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

You further acknowledge that you have read and specifically and expressly approve the following sections of the Agreement: Section 10. Nature of Grant; Section 11. Tax Obligations; Section 13(b). Governing Law; Section 13(c). Binding Arbitration; Section 13(e). Severability; Section 13(g). Language; Section 13(h). Electronic Delivery and Acceptance; Section 15. Imposition of Other Requirements; and the Data Privacy Notice in Part I of this Annex A.

Foreign Asset/Account Reporting Information. If you are an Italian resident and at any time during the fiscal year hold investments or financial assets outside of Italy (e.g., cash, Shares) which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset, even if you do not directly hold the investment or asset under Italian money laundering provisions), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule) or on a special form if you are not required to file a tax return.

JAPAN

Foreign Asset/Account Reporting Information. You are required to report details of any assets held outside of Japan (including Shares acquired under the Plan as of December 31), to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 of the following year. You should consult with your personal tax advisor to determine if the reporting obligation applies to your personal situation.

KOREA

Foreign Asset/Account Reporting Information. You are required to declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts holding Shares, etc.) to the Korean tax authority and file a report regarding such accounts if the monthly balance of such accounts exceeds KRW500,000,000 (or an equivalent amount in foreign currency) on any month-end date during a calendar year. It is your responsibility to comply with this reporting obligation or you should consult a personal tax advisor to ensure compliance with this requirement.

MACAU

There are no country-specific provisions.

MALAYSIA

Data Privacy. The following provisions replace Section 12 of the Agreement:

You hereby explicitly, voluntarily and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Agreement and any other Award documentation by and among, as applicable, the Company, the Employer and any other Affiliate or any third parties authorized by same in assisting in the implementation, administration and management of your participation in the Plan.

Anda dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi anda seperti yang dinyatakan dalam Perjanjian dan apa-apa dokumentasi Penganugerahan oleh dan di antara, sebagaimana yang berkenaan, Syarikat, Majikan dan Syarikat Sekutu lain atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan anda dalam Pelan tersebut.

You may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of your participation in the Plan, details of all RSUs or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Sebelum ini, anda mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang anda, termasuk, tetapi tidak terhad kepada, nama anda, alamat rumah, alamat e-mel dan nombor telefon, tarikh lahir, nombor insurans sosial, nombor pasport atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan anda dalam Pelan tersebut, butir-butir semua RSUs atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah anda (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

You also authorize any transfer of Data, as may be required, to Fidelity Stock Plan Services, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Shares acquired upon vesting of the RSUs are deposited.  You acknowledge that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to your country, which may not give the same level of protection to Data.  You authorize the Company, Fidelity Stock Plan Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing your participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.

Anda juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada Fidelity Stock Plan Services, atau pembekal perkhidmatan pelan saham lain sebagaimana yang dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan tersebut dan/atau dengan sesiapa yang memperolehi Saham melalui pemberian hak RSUs yang didepositkan. Anda mengakui bahawa penerima-penerima ini mungkin berada di negara anda atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara anda, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Anda memberi kuasa kepada Syarikat, Fidelity Stock Plan Services dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut.

You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke the consent, your employment status and career with the Employer will not be affected; the only consequence of refusing or withdrawing the consent is that the Company would not be able to grant future RSUs or other equity awards to you or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Anda memahami bahawa anda boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatan anda. Anda faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut. Anda memahami bahawa anda boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan anda. Selanjutnya, anda memahami bahawa anda memberikan persetujuan di sini secara sukarela. Jika anda tidak bersetuju, atau jika anda kemudian membatalkan persetujuan anda, status pekerjaan dan kerjaya anda dengan Majikan tidak akan terjejas; satunya akibat jika anda tidak bersetuju atau menarik balik persetujuan anda adalah bahawa Syarikat tidak akan dapat memberikan RSU pada masa depan atau anugerah-anugerah ekuiti lain kepada anda atau mentadbir atau mengekalkan anugerah-anugerah tersebut. Oleh itu, anda memahami bahawa keengganan atau penarikan balik persetujuan anda boleh menjejaskan keupayaan anda untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganan anda untuk memberikan keizinan atau penarikan balik keizinan, anda memahami bahawa anda boleh menghubungi wakil sumber manusia tempatan anda.

Director Notification Obligation. If you are a director of the Company’s Malaysian Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when you receive or dispose of an interest (i.e., RSUs, Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

MYANMAR

Exchange Control Requirements. Approval from the Central Bank of Myanmar is required prior to making any direct investment abroad, which may include the acquisition of Shares under the Plan. The Company reserves the right to (i) require that you sell all Shares acquired under the Plan, either immediately upon receipt of such Shares or upon termination of your employment, or (ii) settle the RSUs in cash, if it determines it is necessary or advisable to do so in light of regulatory requirements in Myanmar. In the event that the RSUs are settled in cash, the amount of the cash payment shall be based on the Fair Market Value of the Shares on the date the Shares would otherwise be issued to you.
NETHERLANDS

There are no country-specific provisions.

NEW ZEALAND

Securities Law Notification.

Warning

This is an offer of restricted stock units (RSUs). Upon vesting in accordance with this Agreement, RSUs become Shares of Tapestry, Inc. You may receive a return if dividends are paid.

The RSUs are not quoted. However, Shares are quoted on the New York Stock Exchange (“NYSE”).

The RSUs are not able to be sold or transferred until they have vested in accordance with the terms of this Agreement (as set out in further detail herein). However, once vested and converted into Shares, these Shares will be quoted on the NYSE. This means that you may be able to sell the Shares on the NYSE if there are interested buyers. You may get less than the face value of the Shares at the time of this Agreement and/or at the time of vesting. The price will depend on the demand for the Shares.

If the Company runs into financial difficulties and is wound up, you understand that you will be paid only after all creditors have been paid. You may lose some or all of your investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision.

The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, you may not be given all the information usually required. You also will have fewer other legal protections for this investment.

In compliance with applicable New Zealand securities laws, you are entitled to receive, in electronic or other form and free of cost, copies of the Company’s latest annual report, relevant financial statements and the auditor’s report on said financial statements (if any). You may obtain copies of such documents on written request to Tapestry, Inc., 10 Hudson Yards, New York, New York 10001, Attention: General Counsel.

You understand and acknowledge that you are advised to ask questions, read all documents carefully, and seek independent financial advice before committing yourself.

PHILIPPINES

Securities Law Information. You acknowledge that if you acquire Shares from vested RSUs, you are permitted to sell such Shares through the designated Plan broker appointed by the Company (or such other broker to whom you may transfer the Shares), provided that such sale takes place outside of the Philippines through the facilities of New York Stock Exchange on which the Shares are listed.

Further, you understand and agree that the Company reserves the right to settle the RSUs in cash, if it determines it is necessary or advisable to do so in light of regulatory requirements in the Philippines. In the event that the RSUs are settled in cash, the amount of the cash payment shall be based on the Fair Market Value of the Shares on the date the Shares would otherwise be issued to you.

PUERTO RICO

There are no country-specific provisions.

SINGAPORE
Securities Law Information. The grant of RSUs is being made pursuant to the "Qualifying Person" exemption under Section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) ("SFA"). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore and the grant of RSUs is not made with a view to the RSUs or Shares being subsequently offered to another party. You should note that the RSUs are subject to Section 257 of the SFA and you should not make any subsequent sale in Singapore of the Shares acquired through the vesting of the RSUs or any offer of such sale in Singapore unless such sale or offer is made after six months from the Grant Date or pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than Section 280) of the SFA. The Shares are currently traded on the New York Stock Exchange, which is located outside of Singapore, under the ticket symbol "TPR," and the Shares may be sold through this exchange.

Chief Executive Officer and Director Notification Obligation. If you are the Chief Executive Officer ("CEO") or a director, associate director or shadow director of a Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Affiliate in writing when you receive an interest (i.e., RSUs, Shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, you must notify the Singapore Affiliate when you sell Shares of the Company or any related companies (including when you sell Shares acquired through the vesting of your RSUs). These notifications must be made within two (2) days of acquiring or disposing of any interest in the Company or any related companies. In addition, a notification must be made of your interests in the Company or any related companies within two (2) days of becoming the CEO or director.
Exit Tax Information. If you are (i) neither a Singapore citizen nor a Singapore permanent resident, and you (a) intend to leave Singapore for any period exceeding three months, (b) will be posted overseas on a secondment, or (c) are about to cease employment with the Singaporean Entity with which you were employed at the time of grant, regardless of whether you intend to remain in Singapore, or (ii) a Singapore permanent resident, and you (a) intend to leave Singapore for any period exceeding three months, (b) will be posted overseas on a secondment or (c) are about to cease employment with the Singaporean Entity with which you were employed at the time of grant and intend to leave Singapore on a permanent basis, you may be subject to an exit tax upon your departure from Singapore or cessation of employment, as applicable. In such case, you will be taxed on your RSUs on a “deemed vesting” basis, i.e., you will be deemed to have vested in your RSUs on the later of (i) one month before the date you depart Singapore or cease employment, or (ii) the date on which your RSUs were granted. If you are subject to the exit tax, you acknowledge and agree that your employer will report details of your departure from Singapore or cessation of employment to the Inland Revenue Authority of Singapore and will withhold any income payable to you for a period of up to 30 days. You are hereby advised to consult with a personal tax advisor in the event you may be subject to these exit tax rules.
SPAIN
Labor Law Acknowledgment. The following provisions supplement Section 10 of the Agreement:
By accepting this Award, you agree to participation in the Plan and acknowledge that you have received a copy of the Plan.
You understand and agree that, except as otherwise provided in the Agreement, you will forfeit any RSUs in the event of termination of your employment by reason of, but not limited to, resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente,” individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient and under Article 10.3 of the Royal Decree 1382/1985.
You understand that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who are employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Affiliates on an ongoing basis except as set forth under the terms of the Plan and the Agreement. Consequently, you understand that any Award is given on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the RSUs and Shares is unknown and unpredictable and you may forfeit the RSUs if you terminate employment prior to vesting. In addition, you understand that this Award would not be made but for the assumptions and conditions referred to above; thus, you understand, acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then this Award shall be null and void.
Exchange Control Information. The acquisition, ownership and sale of Shares under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Industry, Tourism and Commerce. Generally, the declaration must be made in January for Shares owned as of December 31 of the prior year and/or Shares acquired or disposed of during the prior year; however, if the value of Shares acquired or disposed of or the amount of the sale proceeds exceeds €1,502,530 (or if you hold 10% or more of the share capital of the Company), the declaration must be filed within one month of the acquisition or disposition, as applicable.
In addition, you may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payments of

Shares made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.
Foreign Asset/Account Reporting Information. To the extent that you hold rights or assets (i.e., cash or Shares held in a bank or brokerage account) outside Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, you are required to report information on such rights and assets on your tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000.
You should consult with your personal tax and legal advisors to ensure that he or she is properly complying with your reporting obligations.
Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of this Award. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
SWITZERLAND
Securities Law Information. The RSUs are not intended to be publicly offered in or from Switzerland. Because the offer of the RSUs is considered a private offering, it is not subject to registration in Switzerland. Neither this Annex A nor any other materials relating to the RSUs (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (ii) may be publicly distributed or otherwise made publicly available in Switzerland, or (iii) has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).
TAIWAN
Securities Law Information. This Award and any Shares issued pursuant to the Plan are available only for Eligible Individuals. It is not a public offer of securities by a Taiwanese company. Therefore, it is exempt from registration in Taiwan.
Exchange Control Information. Individuals may acquire and remit foreign currency (including proceeds from the sale of Shares) into Taiwan up to US$5,000,000 per year without justification. There is no need to aggregate all remittances into Taiwan when calculating the limitation. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.
UNITED KINGDOM
Disapplication of Retirement Provisions. The provisions set forth in Section 4 of the Agreement regarding continued vesting following termination of employment with the Tapestry Companies due to Retirement do not apply to you if you are subject to the laws of the United Kingdom. In the event of such termination, the provisions set forth in Section 5(b) regarding voluntary termination of employment shall govern.

Withholding. The following provisions supplement Section 11 of the Agreement.

Without limitation to Section 11 of the Agreement, the you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax–Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the foregoing, if you are a director or executive officer (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you understand that you may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by you, in case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from you by any of the means referred to in Section 11 of the Agreement.

RSUs Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of RSUs does not provide any right for you to receive a cash payment, and the RSUs are payable in Shares only.

VIETNAM

The following provisions apply if you are subject to the exchange control regulations in Vietnam, as determined by the Company in its sole discretion:

Time and Form of Payment. The following provision supplements Section 3 of the Agreement:

To facilitate compliance with local regulatory requirements in Vietnam, you agree to the immediate sale of any Shares to be issued to you upon vesting and settlement of the RSUs. The sale will occur (i) immediately upon vesting of the Shares and settlement of the RSUs, (ii) following your termination of employment, or (iii) within any other time frame as the Company determines to be necessary to comply with local regular requirements. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on your behalf pursuant to your authorization) and you expressly authorize the Company's designated broker to complete the sale of the Shares. You acknowledge that the Company's designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay you the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. You agree that the payment of cash proceeds will be subject to the repatriation requirements described below.

Finally, you understand and agree that the Company reserves the right to settle the RSUs in cash, if it determines it is necessary or advisable to do so in light of regulatory requirements in Vietnam. In the event that the RSUs are settled in cash, the amount of the cash payment shall be based on the Fair Market Value of the Shares on the date the Shares would otherwise be issued to you.

Exchange Control Requirements. You understand and agree that, pursuant to local exchange control requirements, you may be required to repatriate the proceeds from the sale of the Shares issued upon vesting of the RSUs and any dividends paid on such Shares to Vietnam. You further understand that, under local law, such repatriation may need to be effectuated through a special exchange control account established by the Company or an Affiliate, and you hereby consent and agree that any proceeds may be transferred to such special account prior to being delivered to you. You agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in Vietnam.
You further understand and agree that the Company is under no obligation to secure any particular exchange conversion rate and there may be delays in converting the cash proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the proceeds are received and the time the cash proceeds are distributed to you.